As filed with the Securities and Exchange Commission on January 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERPACE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2919486 (I.R.S. Employer Identification No.)

Morris Corporate Center 1, Building C 300 Interpace Parkway, Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)

Interpace Biosciences, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Thomas W. Burnell

President and Chief Executive Officer

Interpace Biosciences, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway, Parsippany, NJ 07054

(Name and address of agent for service)

(855) 776-6419

(Telephone number, including area code, of agent for service)

with a copy to:

Merrill M. Kraines, Esq.

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

Tel: (212) 808-2711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.01 per share—	533,199 shares	(2)	$4.22	(2)	$2,250,100	(2)	$245.49
Common Stock, par value $0.01 per share—	466,801 shares	(3)	$6.21	(3)	2,898,834	(3)	316.26
TOTAL	1,000,000 shares		—		$5,148,934		$561.75

(1)	Represents 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Interpace Biosciences, Inc. (the “Company”) that were added to the shares authorized for issuance under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), pursuant to the approval of such increase by the Company’s stockholders at its annual meeting of stockholders on July 9, 2020. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company.
(2)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2019 Plan. These estimates were made solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on January 25, 2021.
(3)	Represents shares of Common Stock that may be issued upon the exercise of stock options granted under the 2019 Plan prior to the filing of this Registration Statement (defined below). These estimates were made solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the exercise price of $6.21 per share of such outstanding stock options.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Interpace Biosciences, Inc., a Delaware corporation (the “Registrant” or the “Company”), which are authorized for issuance under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), pursuant to the approval of such increase by the Company’s stockholders at its annual meeting of stockholders held on July 9, 2020. On October 22, 2019, the Registrant filed a registration statement on Form S-8 (File No. 333-234284) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 2,300,000 shares of Common Stock that were authorized for issuance under the 2019 Plan. As a result of a one-for-ten (1:10) reverse stock split effected on January 15, 2020, such number of shares of Common Stock was adjusted to 230,000.

Contemporaneously with the filing of the Prior Registration Statement, the Company also filed Post-Effective Amendment No. 1 to its registration statement on Form S-8 (File No. 333-224554), filed on April 30, 2018, which reflected that the shares of Common Stock that remained available for grant under the Company’s Amended and Restated 2004 Stock Award and Incentive Plan (the “2004 Plan”) as of October 10, 2019, the date that the 2019 Plan was approved by the Company’s stockholders (the “Original Approval Date”), plus the shares of Common Stock underlying outstanding awards under the 2004 Plan that expire, are canceled, are forfeited, are settled in cash or otherwise are terminated without the delivery of such shares to the holder of the award after the Original Approval Date will become available for issuance pursuant to awards granted under the 2019 Plan (collectively, the “2004 Recycled Shares”).

Upon the effectiveness of this Registration Statement, an aggregate of 1,230,000 shares of Common Stock (plus the 2004 Recycled Shares) will be registered for issuance under the 2019 Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statement are presented herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on April 22, 2020, as amended on May 29, 2020 and January 19, 2021;
(b)	The Registrant’s Quarterly Reports on Form 10-Q, as applicable, filed with the Commission on June 26, 2020 and October 19, 2020, each amended on January 19, 2021, and the Registrant’s Quarterly Report on Form 10-Q, as applicable, filed with the Commission on January 20, 2021;
(c)	The Registrant’s Current Reports on Forms 8-K, as applicable (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January 14, 2020, January 14, 2020, January 17, 2020, as amended on January 28, 2020, January 28, 2020, January 31, 2020, March 30, 2020, April 27, 2020, May 5, 2020, May 15, 2020, June 9, 2020, July 14, 2020, August 14, 2020, August 20, 2020 (only Item 3.01 portion), October 14, 2020 and October 23, 2020; and November 19, 2020, November 25, 2020, December 8, 2020, January 11, 2021 and January 20, 2021.
(d)	The description of the Registrant’s common stock contained in the Registrant’s Form 8-A filed with the Commission on May 13, 1998 (Registration No. 000-24249) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Interpace Biosciences, Inc. 2019 Equity Incentive Plan (Filed as Annex C to the Registrant’s Definitive Proxy Statement (File No. 000-24249), filed with the Commission on June 10, 2020 and incorporated herein by reference).
4.2	Amendment to the Interpace Biosciences, Inc. 2019 Equity Incentive Plan, incorporated by reference to Exhibit 10.8 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 26, 2020.
4.3	Form of Interpace Biosciences, Inc. 2019 Equity Incentive Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (Filed as Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (File No. 000-24249), filed with the Commission on June 26, 2020 and incorporated herein by reference).
4.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2019 Equity Incentive Plan (Filed as Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (File No. 000-24249), filed with the Commission on November 14, 2019 and incorporated herein by reference).
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.
23.1*	Consent of BDO USA, LLP, An Independent Registered Public Accounting Firm.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Parsippany, State of New Jersey, on January 29, 2021.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Thomas W. Burnell, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Burnell	President, Chief Executive Officer and Director	January 29, 2021
Thomas W. Burnell	(Principal Executive Officer)

/s/ Fred Knechtel	Chief Financial Officer	January 29, 2021
Fred Knechtel	(Principal Financial Officer)

/s/ Thomas Freeburg	Chief Accounting Officer	January 29, 2021
Thomas Freeburg	(Principal Accounting Officer)

/s/ Stephen J. Sullivan	Director	January 29, 2021
Stephen J. Sullivan

/s/ Joseph Keegan	Director	January 29, 2021
Joseph Keegan

/s/ Eric B. Lev	Director	January 29, 2021
Eric B. Lev

/s/ Robert Gorman	Chairman of the Board of Directors	January 29, 2021
Robert Gorman

/s/ Edward Chan	Director	January 29, 2021
Edward Chan

/s/ Fortunato Ron Rocca	Director	January 29, 2021
Fortunato Ron Rocca